UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2010
TOWER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50990	13–3894120
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

120 Broadway, 31st Floor
New York, New York	10271
(Address of principal executive offices)	(Zip Code)
(212) 655-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement
     On May 14, 2010, the Company entered into a $125 million credit facility agreement. The facility was organized by J.P. Morgan Securities Inc. and Banc of America Securities LLC as Joint Lead Book Runners and Joint Book Managers, and with Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator and a syndicate of lenders. The credit facility is a revolving credit facility with a letter of credit sublimit of $25 million. The credit facility will be used for general corporate purposes.
     The Company may request that the facility be increased by an amount not to exceed $50 million. The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements to maintain certain consolidated net worth, debt to capitalization ratios, minimum risk-based capital and minimum statutory surplus. The credit facility also provides for customary events of default, including failure to pay principal when due, failure to pay interest or fees within three days after becoming due, failure to comply with covenants, any representation or warranty made by the Company being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its material subsidiaries, the occurrence of certain material judgments, or a change in control of the Company, and upon an event of default the administrative agent (subject to the consent of the requisite percentage of the lenders) may immediately terminate the obligations to make loans and to issue letters of credit, declare the Company’s obligations under the credit facility to become immediately due and payable, and require the Company to deposit in a collateral account cash collateral with a value equal to the then outstanding amount of the aggregate face amount of any outstanding letters of credit. The credit facility expires on May 14, 2013.
     Fees payable by the Company under the credit facility include a fee on the daily unused portion of each letter of credit, a letter of credit fronting fee with respect to each fronted letter of credit and a commitment fee. The applicable margin and applicable fee rates payable under the credit facility are determined in accordance with the table set forth below. As of May 14, 2010, the Company was at Pricing Level 2. Thereafter, each change in the applicable rate resulting from a change in the debt to capitalization ratio will be effective as of the first business day immediately following the date a compliance certificate is delivered in accordance with the credit facility (commencing with the compliance certificate to be delivered with respect to the fiscal quarter ending June 30, 2010). If a compliance certificate is not delivered when due in accordance with the credit facility, then Pricing Level 1 will apply as of the first business day after the date on which such compliance certificate was required to have been delivered and will remain in effect until a compliance certificate is delivered reflecting a different applicable Pricing Level.

			Applicable		Applicable
	Debt to		Margin for		Margin for
Pricing	Capitalization	Commitment	Eurodollar	Letter of	Base Rate
Level	Ratio	Fee	Loans	Credit Fees	Loans
1	> 25%	0.625%	3.25%	3.25%	2.25%
2	> 15% but < 25%	0.500%	2.75%	2.75%	1.75%
3	< 15%	0.400%	2.50%	2.50%	1.50%
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     See Item 1.01 above.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1	Credit Agreement among the Company, Bank of America, N.A. as Administrative Agent, Fronting Bank and L/C Administrator, JPMorgan Chase Bank, N.A. and KeyBank National Association as Co-Syndication Agents and the Lenders

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group, Inc.
Registrant

Date: May 17, 2010	/s/ William E. Hitselberger
WILLIAM E. HITSELBERGER
Senior Vice President & Chief Financial Officer